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                                                                 Exhibit 10.14

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of this 7th day of November, 1998, is entered into by Furniture.com, Inc., a Delaware corporation with its principal place of business at 40 Jackson Street, Worcester, MA 01608-2210 (the "Company"), and Andrew Brooks, residing at 44 Elm Street, Apt. 110, Worcester, MA 01609 (the "Executive").

         The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period which commenced on November 7, 1998 (the "Commencement Date") and continuing until terminated in accordance with the provisions of Section 4 hereof (the "Employment Period").

2. TITLE; CAPACITY. The Executive shall serve as President and Chief Executive Officer of the Company. The Executive shall be based at the Company's headquarters in Worcester, Massachusetts or at such other place as may reasonably be designated by the Board. The Executive shall, subject to the direction of the Board of Directors of the Company (the "Board"), have general charge and supervision of the business of the Company. The Executive shall, in the capacity of President and Chief Executive Officer, perform such other duties and shall have such other powers, commensurate with the position of President and Chief Executive Officer of Company, as the Board may from time to time prescribe. The Executive shall report directly to the Board.



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The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Executive agrees to devote substantially his entire business time, attention and energies to the business and interests of the Company during the Employment Period; it being understood that the Executive shall be entitled to serve as a director of not more than two other companies (neither of which may be competitive with the Company's business, at any time while the Executive is a director, unless the Executive's service is approved by the Company's Board; the Executive agrees to inform promptly the Board upon the Executive's knowledge that any company for which the Executive serves as a director is competitive with the Company's business) and devote a reasonable amount of time to personal and civic affairs to the extent that they do not interfere in any material respect with the Executive's obligations to the Company. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company, except to the extent inconsistent with the terms hereof. The Executive acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement. Notwithstanding the foregoing, the terms of this Agreement shall supersede the terms of such rules and policies to the extent of any inconsistencies.

3. COMPENSATION AND BENEFITS.

3.1 SALARY. The Company shall pay the Executive, in equal bi-weekly installments, an annual base salary of $175,000, commencing on the Commencement Date. Such salary shall be reviewed annually and may be increased as determined from time to time by the Board. The Board shall not decrease such base salary during the Employment Period without the prior written consent of the Executive. The Executive




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shall be entitled to such bonuses, if any, as from time to time are approved by the Board.

3.2 FRINGE BENEFITS. The Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate, including, but not limited to:

                     (a) HEALTH INSURANCE. Non-contributory health insurance for the Executive and his spouse and children, if any; and

                     (b) AUTOMOBILE. Reimbursement of automobile and related expenses incurred or paid by the Executive of up to $400 per month.

3.3 VACATION. The Executive shall, in accordance with the Company's vacation policy, be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee. The Executive shall be entitled to carry forward from year to year a maximum aggregate of ten (10) unused vacation days.

3.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, PROVIDED, HOWEVER, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

3.5 TEMPORARY LIVING, COMMUTING AND MOVING EXPENSES. The Company shall reimburse the Executive, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, for (i) all reasonable living expenses incurred by the Executive




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in connection with, or related to, his temporary residence in Worcester,
Massachusetts (not to exceed an average of $2,500 per month) and (ii) all reasonable commuting expenses incurred by the Executive in connection with, or related to, flying to and from New York City a reasonable number of times (not to exceed an average of 3 per month), in each case accruing during the period from October 5, 1998 and ending April 4, 1999. The Company shall pay to the Executive $3,000 as reimbursement for the Executive's costs incurred in connection with his relocation to eastern Massachusetts.

3.6 STOCK GRANT. The Company has granted to the Executive, under the Company's 1998 Incentive Stock Plan (the "Plan"), the right to purchase 644,403 shares of the Company's Class B Common Stock, $0.01 par value per share ("Common Stock"), at purchase price of $0.28 per share, which the Board determined to equal to the fair market value of a share of Common Stock on the date on which the grant was approved by the Board. The Company granted the stock subject to the terms and conditions set forth in the Restricted Stock Agreement, dated January 20, 1999, between the Company and the Executive, in the form attached hereto as EXHIBIT A. The Company agrees to use its best efforts to include all shares of Common Stock issued to the Executive under the Plan in the first registration statement on Form S-8 (or any successor form of registration statement) filed by the Company with the Securities and Exchange Commission. The Company agrees to reimburse the Executive for his liability, if any, for the federal alternative minimum tax resulting from the exercise in full by the Executive on January 20, 1999 of the grant to the Executive of the "reverse vesting" incentive stock option for 200,000 shares of Common Stock under the Plan.

4. EMPLOYMENT TERMINATION. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 Upon 30 days' written notice given by either party (or such shorter period of time as the parties may mutually agree);




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4.2    At the election of the Company, for cause, immediately upon written notice by the Company to the Executive. For the purposes of this Section 4.2, "cause" for termination shall be deemed to exist upon (a) a good faith finding by the Company of the Executive's dishonesty, gross negligence or willful misconduct in the performance of his assigned duties for the Company (in each case that results in a material liability to the Company), (b) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude, embezzlement, theft or other conversion of property, or any felony or (c) the breach by the Executive of any material terms of this Agreement or noncompliance with any material corporate policy, which breach or noncompliance continues for 30 days subsequent to written notice from the Company to the Executive of the breach or noncompliance (unless such breach or noncompliance is not susceptible to cure, in which case termination shall be deemed to be immediate);

4.3 Thirty days after the death or disability of the Executive. As used in this Agreement, the term "disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, except that the foregoing shall not be construed to relieve the Company from any obligations under the Americans with Disabilities Act (or similar state or local law), including without limitation, any obligation to provide a reasonable accommodation. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, PROVIDED THAT if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties; or

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4.4    At the election of the Executive, after the occurrence of a constructive termination event, upon 30 days' prior written notice by the Executive to each member of the Board specifying the constructive termination event that may give rise to termination of this Agreement pursuant to this Section 4.4 unless, during such 30-day period, the Board cures such specified constructive termination event. Notwithstanding the foregoing, the Executive shall be deemed to have waived his rights under this Section 4.4 with respect to any specific constructive termination event if (i) the Executive, in writing, consents to, or waives his rights under this Section 4.4 with respect to, such constructive termination event, (ii) the Executive fails to exercise his rights under this
Section 4.4 with respect to such constructive termination event no later than 30 days after its occurrence or (iii) in the case of a constructive termination event pursuant to clause (c) below, the Executive complies with such direction by the Board; PROVIDED, HOWEVER, such express or deemed waiver or consent by the Executive relating to a constructive termination event shall be effective only in that instance and shall not be construed as a bar or waiver of any right under this Section 4.4 relating to any other constructive termination event. For the purposes of this Section 4.4, a "constructive termination event" shall be deemed to exist upon (a) a good faith determination by the Executive of the assignment to the Executive of any duties inconsistent with the Executive's positions, duties, responsibilities and status with the Company or if the Executive is required to report to any person other than members of the Board, or an adverse change in the Executive's titles or offices, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in each case in connection with the termination of the Executive's employment for cause pursuant to Section 4.2, death or disability pursuant to Section 4.3, or retirement; (b) a reduction by the Company in the Executive's compensation and benefits payable to him under Section 3; or (c) a written direction from the Board to the Executive to perform any act



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or services on behalf of the Company that would constitute or would result in a violation of U.S. federal or state law or regulations.

5. EFFECT OF TERMINATION.

5.1 TERMINATION FOR CAUSE. If the Executive's employment is terminated for cause pursuant to Section 4.2, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 3 (including without limitation the value of any accrued and unused vacation time and any earned but unpaid bonuses) through the last day of his actual employment by the Company.

5.2 TERMINATION FOR DEATH OR DISABILITY OR PURSUANT TO SECTION 4.1. If the Executive's employment is terminated by death or because of disability pursuant to Section 4.3, or by the Company pursuant to Section 4.1 or by the Executive pursuant to Section 4.4, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation and benefits which would otherwise be payable to the Executive under Section 3 (including without limitation the value of any accrued and unused vacation time and any earned but unpaid bonuses) through the last day of his actual employment by the Company PLUS an additional aggregate amount, payable in twelve equal bi-weekly installments, equal to six (6) months' salary at the highest base salary rate (excluding any bonuses and other forms of compensation) in effect during the then previous twelve (12) months.

6. NON-COMPETITION AND NON-SOLICITATION.

       (a) While the Executive is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason the Executive will not directly or indirectly, engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is directly competitive with the Company's business at the time of termination or cessation of such employment or business reasonably contemplated by

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the Company at such time, including but not limited to any business or enterprise that markets or sells furniture or home furnishings by use of the Internet; and

       (b) While the Executive is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason the Executive will not directly or indirectly, either alone or in association with others (i) solicit any employee of the Company to leave the employ of the Company, (ii) solicit for employment or hire, or permit any organization directly or indirectly controlled by the Executive to solicit for employment or hire, any person who was employed by the Company at any time during the term of the Executive's employment with the Company; PROVIDED, that this clause (ii) shall not apply to any individual whose employment with the Company has been terminated for a period of six months or longer, or (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

       (c) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

       (d) If the Executive violates the provisions of Section 6(a) or (b), as determined in good faith by the Board, then in addition to any other remedies available to the Company, the Executive shall continue to be bound by the restrictions set forth in Section 6 until an aggregate period of one (1) year has expired without any violation of the provisions of Section 6, excluding from such computation any time during which the Executive was in violation of any provisions of such Section.

       (e) If, after diligent efforts, the Executive is unable after the termination of his employment with the Company, due primarily to the non-




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competition restrictions contained in this Agreement, to obtain employment at a rate of compensation at least equivalent to his rate of compensation (including bonuses and other forms of non-equity cash compensation) at the time of such termination of employment and therefore accepts employment at a lower rate of compensation (including bonuses and the fair market value of non-cash compensation), the Company shall pay to the Executive, on a monthly basis during the period beginning upon the commencement of such new employment and ending upon the termination of the Executive's non-compete obligations under this Agreement, as additional consideration for the Executive's obligations under
Section 6(a) of this Agreement, a sum equal to the difference between his monthly rate of compensation at the time of termination and his monthly rate of compensation from his new employment, PROVIDED that the Company shall not be required to pay in any month an amount in excess of 80% of the Executive's monthly compensation at the time of his termination of employment with the Company and PROVIDED, FURTHER, that the Company's obligations to make any payment under this paragraph shall not arise until the seventh month after the Executive's termination in the event of a termination by the Company pursuant to
Section 4.1 of this Agreement.

       (f) The Executive shall notify the Company in writing within 15 days after any calendar month end as to which he seeks payment under Section 6(e). The Executive must, as a condition to such payment, establish to the Company's reasonable satisfaction (i) his diligent efforts to obtain employment at a compensation level commensurate to his level with the Company and (ii) the amount of compensation earned at his new position.

       (g) The Company may, at any time upon 30 days prior written notice to the Executive, notify the Executive that it will not be obligated to make any payments to the Executive under paragraph (e) above, in which event the Executive shall be relieved of all of his obligations under Section 6(a), but not Section 6(b), of this Agreement as of the end of such 30-day period.



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7.    PROPRIETARY INFORMATION.

                   (a) The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

                   (b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

                   (c) The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and
(b) of this


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Section 7, and his obligation to return materials and tangible property, set forth in Section 7(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

8. DEVELOPMENTS.

                   (a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

                   (b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 8(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 8(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to moral rights in any Developments.



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                   (c) The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

9. OTHER AGREEMENTS. The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

10. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the

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United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. ENTIRE AGREEMENT. This Agreement, together with the Restricted Stock Agreement attached hereto as Exhibit A and the Company's rules, regulations, instructions, personnel practices and policies and any changes therein which may be adopted from time to time by the Company, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts without giving effect to any conflicts of laws principals. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company without the necessity that this Agreement be re-signed at the time of such transfer, PROVIDED,

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HOWEVER, that the obligations of the Executive are personal and shall not be assigned by him.

16. SPECIFIC ENFORCEMENT. The restrictions contained in Sections 6, 7 and 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of Sections 6, 7 or 8 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

17. MISCELLANEOUS.

17.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

17.4 The provisions of Sections 6, 7 and 8 shall survive the termination of this Agreement.

                  [Remainder of page intentionally left blank.]



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                      FURNITURE.COM, INC.

                                      By: /s/ Christopher P. Kirchen
                                         ------------------------------------

                                      Title: Board of Directors Member
                                             --------------------------------

                                      EXECUTIVE

                                      /s/ Andrew Brooks
                                      ---------------------------------------
                                      Andrew Brooks


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